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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Nine Months
                                    Ended September 30,  Ended September 30,
                                   --------------------  ------------------
                                       1998      1997       1998      1997
                                       ----      ----       ----      ----
Basic:
  Net earnings applicable to
    common stock                     $  7,600  $  6,168  $ 22,193   $  6,613
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       23,702    18,954    23,317     18,878
                                     ========  ========  ========   ========
Net earnings per common
    share - basic                    $    .32  $    .33  $    .95   $    .35
                                     ========  ========  ========   ========


Diluted:
  Net earnings applicable
    to common stock                  $  7,600     6,168  $ 22,193   $  6,613
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           266       267       808          *
  Elimination of preferred stock
    dividend requirement                   --       929        --          *
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  7,866     7,364  $ 23,001   $  6,613
                                     ========  ========  ========   ========


  Weighted average number of common
    shares outstanding                 23,702    18,954    23,317     18,878
  Weighted average shares issuable on
    conversion of 6% subordinated
    convertible debentures              1,279     1,350     1,298          *
  Weighted average shares issuable on
    conversion of Series 2
    preferred stock                        --     4,551       377          *
  Weighted average shares issuable on
    exercise of diluted stock options     221       333       266          *
                                     --------  --------  --------   --------
    Total                              25,202    25,188    25,258     18,878
                                     ========  ========  ========   ========


Net earnings per common share
    - diluted                        $    .31  $    .29  $    .91   $    .35
                                     ========  ========  ========   ========

    * Anti-dilutive and accordingly not included in the computation.
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